                                                                 Exhibit 99.1
For Immediate Release
---------------------
May 20, 2004


            NORDSTROM FIRST QUARTER EARNINGS INCREASE 153 PERCENT
            -----------------------------------------------------
   SEATTLE - May 20, 2004 - Nordstrom, Inc. (NYSE: JWN) today reported net earnings of $68.7 million, or $0.48 per diluted share, for the first quarter of 2004, which ended May 1, 2004. For the same period last year, net earnings and earnings per diluted share were $27.2 million and $0.20, respectively. 2004 results include $20.8 million or $0.08 per share of interest expense related to retirement of debt during the quarter.
   Total sales for the first quarter of 2004 increased 16.6 percent, to $1.5 billion, compared to sales of $1.3 billion in the same period last year.
First quarter 2004 same-store sales increased 13.2 percent.

FIRST QUARTER HIGHLIGHTS
   Earnings increased 153 percent in the first quarter compared to the same quarter last year, ahead of expectations and reflecting ongoing fundamental improvement in performance. The company continues to deliver operating improvements in all aspects of its business including merchandising, inventory productivity and expense management.

   - Same-store sales increased 13.2 percent, ahead of the company's planned four to six percent increase.

   - Gross profit improved 320 basis points, driven by strong sell through and lower markdowns compared to the prior year.

   - Selling, general and administrative expenses as a percent to sales decreased 180 basis points primarily due to on plan expenses leveraged by better than expected sales.

GAAP SALES PERFORMANCE
   The additional information provided in this section is to comply with the Securities and Exchange Commission's Regulation G. The company converted to a 4-5-4 Retail Calendar at the beginning of 2003. The first quarter of 2003 includes one more day than the first quarter of 2004. The company believes that adjusting for this difference provides a more comparable basis from which to evaluate sales performance. The following reconciliation bridges the quarter-to-date 2003 GAAP sales to the 4-5-4 comparable sales.

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      QTD 2003  QTD 2004       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP          92        91
                 GAAP Sales    $1,335.5  $1,535.5          $200.0            15.0%         11.5%
    Less Feb. 1, 2003 sales      ($18.2)      ---
                               ---------  -------
       Reported 4-5-4 sales    $1,317.3  $1,535.5          $218.2            16.6%         13.2%
                               ========  ========
        4-5-4 Adjusted Days          91        91

EXPANSION UPDATE
   During the first quarter Nordstrom opened one full-line store at SouthPark Mall in Charlotte, North Carolina. The company plans to open one additional store this year; a full-line store at Dadeland Mall in Miami scheduled to open later this fall. Gross square footage for the year is expected to increase approximately 2 percent, from 19,138,000 to 19,439,000.

2004 OUTLOOK
    The company is providing the following 2004 forecasts:

                                           2nd Quarter 2004         Full-Year 2004
                                           ----------------         --------------
   Comp-store Sales                        4%-6% increase            4%-6% increase
   Gross Profit (%)                        Significant improvement   100-130 basis point increase
   Selling, General and
      Administrative Expense (%)           Moderate improvement      100-130 basis point decrease
   Service Charge Income                   $2-$4 million increase    $7-$9 million increase
   Interest Expense                        $11-$13 million decrease  $11-$13 million decrease
   Effective Tax Rate                      39%                       39%
   Earnings per Share                      $0.70 - $0.74             $2.42 - $2.46
   Diluted Shares Outstanding              Approx. 143 million       Approx. 143 million
   Prior Year Diluted EPS                  $0.48                     $1.76

CONFERENCE CALL INFORMATION:
   Company management will be hosting a conference call and webcast to discuss first quarter results at 4:15p.m. (EDT) today. Access to the conference call is open to the press and general public in a listen only mode. To participate, please dial, 212-547-0138 ten minutes prior to the call (passcode: NORD). A telephone replay will be available for 48 hours beginning approximately one hour after the conclusion of the call by dialing 888-566-0046. Interested parties may also access the call over the Internet by visiting the Investor Relations section of the company's corporate website at http://about.nordstrom.com/aboutus/investor/webcasts.asp. An archived version of the webcast will be available at this location for 30 days.
   Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 149 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, Nordstrom today operates 93 full-line stores, 49 Nordstrom Racks, five U.S. Faconnable boutiques, one freestanding shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom Direct serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

        Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of
1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.

                                 NORDSTROM, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS - 1st Quarter
                 --------------------------------------------------
      (unaudited;  amounts in thousands, except per share data and percentages)

                                       Quarter    % of sales     Quarter     % of sales
                                         ended    (except as       ended     (except as
                                        5/1/04     indicated)     5/3/03      indicated)
                                        ------     ---------      ------      ---------
Net sales                           $1,535,490       100.0%    $1,335,472       100.0%
Cost of sales and related buying
  & occupancy                         (970,460)      (63.2)%     (886,095)      (66.4)%
                                     ---------                  ---------
Gross profit                           565,030        36.8%       449,377        33.6%
Selling, general and administrative
   expenses                           (455,206)      (29.6%)     (420,326)      (31.4%)
                                      --------                   --------
Operating income                       109,824         7.2%        29,051         2.2%
Interest expense, net                  (36,684)       (2.4%)      (20,228)       (1.5%)
Service charge income
   and other, net                       39,487         2.5%        35,632         2.6%
                                      --------                   --------
Earnings before income taxes           112,627         7.3%        44,455         3.3%
Income tax expense                     (43,900)      (39.0%)      (17,300)      (38.9%)
                                      --------                   --------
Net earnings                           $68,727         4.5%       $27,155         2.0%
                                      ========                   ========
Earnings per share
     Basic                             $ 0.49                     $ 0.20
     Diluted                           $ 0.48                     $ 0.20

ADDITIONAL DATA
---------------
Average number of shares outstanding

     Basic                            139,110                    135,578
     Diluted                          141,975                    135,798

Investor Contact:                            Media Contact:
Stephanie Allen, 206-303-3262                Deniz Anders, 206-373-3038